November 23, 2015

Dear Member,

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2015 Board of Directors Election. Pennsylvania members elected one Member Director, and Delaware, Pennsylvania, and West Virginia members voted to elect two Independent Directors.

MEMBER DIRECTOR ELECTION

The individual elected to fill the expiring Pennsylvania directorship was:

Pennsylvania
The individual elected to fill the expiring Pennsylvania directorship was:

William C. Marsh	Farmers National Bank of Emlenton
Chairman, President and CEO	612 Main St Drawer D
Emlenton, PA 16373
FHFA ID # 11211

Mr. Marsh shall serve a four-year term beginning on January 1, 2016 and ending on December 31, 2019. Of the 226 Pennsylvania members eligible to vote in this election, 137 cast a ballot. The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 4,426,534. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
William C. Marsh	1,967,688

James R. Biery	1,087,501

Gerard M. Thomchick	60,754

J. Daniel Moon, IV	55,409

Delaware
The following individuals were deemed elected to fill the open Delaware directorships:

Pamela C. Asbury Vice President	Genworth Life Insurance Co. 2711 Centerville Road Wilmington, DE 19808 FHFA ID # 54798

Gerald P. Plush Senior Executive Vice President	Santander Bank, N.A. 824 N. Market Street Wilmington, DE 19801 FHFA ID # 4410

Pursuant to 12 C.F.R. §1261.8(c), because the number of nominees for Member Directorships in Delaware was equal to or fewer than the number of directorships to be filled in this year’s election, those nominees are considered automatically elected. Thus, due to the Bank receiving only two nominations for each of the open Board seats in Delaware, there was not a Member Director election in Delaware. Both Ms. Asbury and Mr. Plush shall serve four-year terms beginning on January 1, 2016 and ending on December 31, 2019.

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill two expiring Independent Directorships. The following individuals were elected:

Mr. John K. Darr
Trustee, The Advisors’ Inner Circle Fund
Director, West Rehoboth Land Trust

Ms. Pamela H. Godwin
President, Change Partners, Inc.

Mr. Darr and Ms. Godwin shall serve four-year terms beginning on January 1, 2016 and ending on December 31, 2019. Of the 304 members district-wide eligible to vote in this election, 159 cast a ballot in the Independent Director Election. The total number of votes eligible to be cast for each of the Independent Director nominees in this election was 7,446,951. The following summary provides the number of votes cast:

Nominee	Votes Cast
John K. Darr	4,410,061

Pamela H. Godwin	4,399,830

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of Bank stock that they were required to hold as of December 31, 2014 for each open Directorship to be filled up to the applicable state average. For this reason, each Pennsylvania member was eligible to vote their shares one time for Member Director candidates and one time for the Independent Director candidates. Delaware and West Virginia members were eligible to vote their shares one time for the Independent Director candidates.

Sincerely,

Dana A. Yealy
Managing Director, General Counsel
and Corporate Secretary